U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): November 3, 2005

                            5G WIRELESS COMMUNICATIONS, INC.
                (Exact Name of Company as Specified in Its Charter)

          Nevada                      0-30448                 20-0420885
(State or Other Jurisdiction   (Commission File Number)    (I.R.S. Employer
     of Incorporation)                                     Identification No.)

    4136 Del Rey Avenue, Marina del Rey, California             90292
      (Address of Principal Executive Offices                 (Zip Code)

         Company's telephone number, including area code:  (310) 448-8022



            (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (See General Instruction A.2 below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ]  Pre-commencement communications pursuant to Rule 14d-
           2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ]  Pre-commencement communications pursuant to Rule 13e-
           4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

     On November 3, 2005, the Company's board of directors determined to affect a decrease of the issued and outstanding common stock by the ratio of 350 existing shares of common stock for each new 1 share of common stock, effective on November 23, 2005, without a change in the authorized shares of common stock of the Company (also known as a reverse stock split). Any fractional interests in connection with the payment of this reverse split will be rounded as follows: up to and including 0.50 will be rounded down; above 0.50 will be rounded up. The trading symbol for the Company's common stock as of November 23, 2005 will be FGWI.

     Under the provisions of the Company's Articles of Incorporation, as amended, shareholder approval is not required for this reverse split.

     The board of directors believes the Company's shareholders will benefit from a capital structure more appropriate for a company of its operational and financial status. The Company has a new strategy to enhance shareholders' value. Part of this new strategy is encompassed by a reverse stock split, which should result in a higher price per share, and corresponding lower number of total shares issued. The board of directors believes that many institutional investors have shied away from making investments in the Company due to the low trading price of its common stock, the large number shares outstanding, and the trading volatility. An increased price, coupled with lower number of common shares outstanding and lower volatility, should help to increase the marketability of its stock to potential new investors. The board of directors believes that these changes will help to better position the Company to capture new growth opportunities and enable it to execute its business plans more effectively.

                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       5G Wireless Communications, Inc.



Dated: November 22, 2005               By: /s/ Jerry Dix
                                       Jerry Dix,Chief Executive Officer